Exhibit 99.1

CONTACT:	Brett Ponton
Chief Executive Officer
(585) 647-6400

Brian D’Ambrosia
Senior Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors and Media: Effie Veres
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES THIRD QUARTER

FISCAL 2018 FINANCIAL RESULTS

~ Third Quarter Diluted EPS of $.35, Including $.15 of One-Time Costs ~

~ Signs Definitive Agreement to Acquire Seven Stores, Bringing Total Fiscal 2018 Year-to-Date Annualized

Sales from Acquisitions to $20 Million ~

~ Narrows Fiscal 2018 Sales Guidance and Adjusts EPS Guidance to Reflect One-Time Costs ~

ROCHESTER, N.Y. – January 30, 2018 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its third quarter ended December 23, 2017.

Third Quarter Results

Sales for the third quarter of fiscal 2018 decreased .9% to $285.7 million, as compared to $288.3 million for the third quarter of fiscal 2017. The total sales decrease for the third quarter of $2.6 million was due to a comparable store sales decrease of 3.1%, partially offset by sales from new stores of $6.4 million, including sales from recent acquisitions of $2.3 million. Comparable store sales were flat for front end/shocks and decreased approximately 1% for brakes, 3% for maintenance services, 4% for tires and 5% for alignments.

Gross margin increased 80 basis points to 37.4% in the third quarter of fiscal 2018 from 36.6% in the prior year period, primarily due to lower material costs as a percentage of sales. Total operating expenses were $77.7 million, an increase of $5.2 million year-over-year. Operating expenses for the third quarter included $2.7 million in one-time costs, consisting of $2.0 million in litigation settlement costs and $.7 million in management transition costs. The remaining year-over-year dollar increase represents expenses from 40 net new stores.

Operating income was $29.3 million, or 10.3% of sales, as compared to $33.1 million, or 11.5% of sales in the prior year period. Interest expense was $6.1 million as compared to $5.3 million for the third quarter of fiscal 2017.

Income tax expense in the third quarter of fiscal 2018 was $11.7 million compared to $10.4 million in the prior year period. The enactment of the Tax Cuts and Jobs Act on December 22, 2017 resulted in net tax expense of $3.2 million, or $.10 per share, in the quarter. This consisted of tax expense of $5.3 million, or $.16 per share, related to a revaluation of the Company’s net deferred tax assets, partially offset by an income tax benefit of $2.1 million, or $.06 per share, related to the reduction of approximately 300 basis points in the Company’s estimated annual effective tax rate during the quarter. This resulted in an effective tax rate of 50.1% in the third quarter of fiscal 2018, as compared to 37.2% in the prior year period.

Net income for the third quarter of fiscal 2018 was $11.6 million, as compared to $17.6 million in the same period of the prior year. Diluted earnings per share for the third quarter were $.35, including $.15 of one-time costs. These one-time costs consisted of $.01 per share in management transition costs, $.04 per share in litigation settlement costs and $.10 per share related to the net impact of newly enacted tax legislation. This compares to diluted earnings per share of $.53 in the third quarter of fiscal 2017.

During the third quarter of fiscal 2018, the Company opened four and closed two Company-operated locations, ending the quarter with 1,138 Company-operated stores and 103 franchised locations.

“On an adjusted basis, third quarter results were largely in line with our internal expectations. During the quarter, we reached a favorable settlement in a long-standing legal matter, continued to execute our disciplined acquisition strategy and moved quickly to launch a number of strategic initiatives to drive improvement across our organization. By placing a renewed focus on the customer and introducing new training, technology and data-driven analytics in critical areas of the business, we will significantly strengthen our sales execution and drive operational efficiency,” said Brett Ponton, President and Chief Executive Officer.

Ponton continued, “As we enter the fourth quarter, we saw top-line recovery in our January fiscal month which ended on the 20th, with comparable store sales up approximately 1%, or 2.5% after adjusting for the holiday calendar shift. Thus far in our February fiscal month, we’re encouraged to see comparable store sales accelerate from January levels, driven by higher traffic. With a commitment to driving improvement, during the fourth quarter we will evaluate whether to take a portion of the expected fiscal 2019 tax savings, estimated to be between $.45 and $.50 in diluted earnings per share, and accelerate investments to fast track our strategic initiatives. This underscores our confidence in our strategy, which we believe will create sustainable long-term value for our shareholders.”

First Nine Months Results

For the nine-month period ended December 23, 2017, sales increased 9.5% to a record $842.2 million from $769.5 million in the same period of the prior year. Comparable store sales decreased .7%. Gross margin for the nine-month period was 38.9% of sales, as compared to 39.5% in the prior year period. On a comparable store basis, gross margin for the first nine months of fiscal 2018 was 41.6% of sales, compared to 40.9% in the prior year period. Operating margin was 11.5% of sales for the nine-month period, as compared to 12.5% in the same period of last year. Net income for the first nine months was $46.5 million or $1.39 per diluted share, as compared to $51.9 million, or $1.56 per diluted share in the same period of fiscal 2017. Diluted earnings per share for the first nine months of fiscal 2018 included $.18 of one-time costs, consisting of $.04 per share in management transition costs, $.04 per share in litigation settlement costs and $.10 per share related to the net impact of newly enacted tax legislation. Diluted earnings per share for the nine-month period also included $.02 per share for the estimated net impact of Hurricane Irma in the second quarter.

Acquisitions Update

The Company also announced today that it has signed a definitive agreement to acquire seven stores. These stores fill in existing markets and are expected to add approximately $7 million in annualized sales, representing a sales mix of 45% service and 55% tires. The acquisition is expected to close in the fourth quarter. Acquisitions completed and announced to date in fiscal 2018 are expected to add approximately $20 million in annualized sales and be breakeven to diluted earnings per share in fiscal 2018.

Company Outlook

Based on current sales, business and economic trends, and recently announced and completed acquisitions, the Company now anticipates fiscal 2018 sales to be in the range of $1.120 billion to $1.135 billion, an increase of 10% to 11% as compared to fiscal 2017 sales. Fiscal 2018 sales guidance assumes a comparable store sales decrease of .5% to an increase of .5% on a 52-week basis (an increase of 1.5% to 2.5% including an extra week in the fourth quarter). This compares to the previous sales guidance range of $1.115 billion to $1.145 billion, which assumed a comparable store sales decrease of 1.0% to an increase of 1.0% on a 52-week basis.

The Company also updated its fiscal 2018 diluted earnings per share guidance to a range of $1.88 to $1.93, to reflect the revised comparable store sales guidance, as well as $.04 in third quarter litigation settlement costs, $.10 in third quarter incremental net tax expense and an expected $.02 in net tax benefit in the fourth quarter from the newly enacted tax legislation. This compares to previous guidance of $1.95 to $2.10. Fiscal 2018 diluted earnings per share guidance continues to assume $.05 in management transition costs and $.10 of contribution from the 53rd week, and now includes $.16 to $.18 in accretion from recent acquisitions, compared to previous guidance of $.15 to $.19. The earnings per share guidance is based on 33.4 million diluted weighted average shares outstanding and compares to $1.85 in fiscal 2017.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Tuesday, January 30, 2018 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-800-289-0438 and using the required pass code 1979166. A replay will be available approximately one hour after the recording through Tuesday, February 13, 2018 and can be accessed by dialing 1-844-512-2921. The live conference call and replay can also be accessed via audio webcast at the Investor Information section of the Company’s website, located at www.monro.com. An archive will be available at this website through February 13, 2018.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,138 Company-operated stores, 103 franchised locations, five wholesale locations and two retread facilities providing automotive undercar repair and tire sales and services.

The Company operates in 27 states, serving the Mid-Atlantic and New England states and portions of the Great Lakes, Midwest and Southeast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on NASDAQ under the symbol MNRO.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “anticipate,” “project,” “believe,” “could,” “may,” “intend,” “plan” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks related to the accuracy of the estimates and assumptions we used to revaluate our net deferred tax assets or our estimate of the fourth quarter impact of the Tax Cuts and Jobs Act, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 25, 2017. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal December
	2017	2016	% Change
Sales	$285,730	$288,283	(0.9)%
Cost of sales, including distribution and occupancy costs	178,743	182,683	(2.2)%

Gross profit	106,987	105,600	1.3%
Operating, selling, general and administrative expenses	77,688	72,526	7.1%

Operating income	29,299	33,074	(11.4)%
Interest expense, net	6,138	5,261	16.7%
Other income, net	(99)	(165)	(40.0)%

Income before provision for income taxes	23,260	27,978	(16.9)%
Provision for income taxes	11,659	10,412	12.0%

Net income	$11,601	$17,566	(34.0)%

Diluted earnings per share:	$.35	$.53	(34.0)%

Weighted average number of diluted shares outstanding	33,352	33,292
Number of stores open (at end of quarter)	1,138	1,098

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Nine Months Ended Fiscal December
	2017	2016	% Change
Sales	$842,237	$769,500	9.5%
Cost of sales, including distribution and occupancy costs	514,426	465,834	10.4%

Gross profit	327,811	303,666	8.0%
Operating, selling, general and administrative expenses	230,943	207,372	11.4%

Operating income	96,868	96,294	0.6%
Interest expense, net	17,997	14,233	26.5%
Other income, net	(336)	(445)	(24.4)%

Income before provision for income taxes	79,207	82,506	(4.0)%
Provision for income taxes	32,755	30,641	6.9%

Net income	$46,452	$51,865	(10.4)%

Diluted earnings per share	$1.39	$1.56	(10.9)%

Weighted average number of diluted shares outstanding	33,317	33,306

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	December 23,	March 25,
	2017	2017
Current Assets
Cash	$7,853	$8,995
Inventories	143,099	142,604
Other current assets	56,944	47,631

Total current assets	207,896	199,230
Property, plant and equipment, net	412,576	394,634
Other non-current assets	592,939	591,400

Total assets	$1,213,411	$1,185,264

Liabilities and Shareholders’ Equity
Current liabilities	$195,467	$185,893
Capital leases and financing obligations	226,615	213,166
Other long-term debt	154,551	182,337
Other long-term liabilities	22,162	22,614

Total liabilities	598,795	604,010
Total shareholders’ equity	614,616	581,254

Total liabilities and shareholders’ equity	$1,213,411	$1,185,264